UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 22, 2021

MJ Harvest, Inc.

(Exact name of Registrant as specified in its charter)

Nevada (State or other Jurisdiction of Incorporation or organization)	333-234048 (Commission File Number)	82-3400471 (IRS Employer I.D. No.)

9205 W. Russell Road, Suite 240

Las Vegas, Nevada 89139

Phone: (954) 519-3115

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

N/A

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule l4a- l2 under the Exchange Act (17 CFR 240. l4a- l2)

☐ Pre-commencement communications pursuant to Rule l4d-2(b) under the Exchange Act (17 CFR 240. l4d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. l3e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01 Entry into a Material Definitive Agreement.

The AJB Capital Investments LLC and SDT Holdings LLC Agreements.

On March 22, 2021, MJ Harvest, Inc. (“MJHI” or the “Company”) entered into agreements with AJB Capital Investments LLC and SDT Holdings LLC for the sale of an aggregate of $900,000 in Promissory Notes (the “Notes”), $300,000 from AJB and $600,000 for SDT. The terms of the Notes are the same except for the dollar amounts and fees which are double for SDT compared to AJB. The terms of the Notes are described in the aggregate.

The Notes provide for an original issue discount of 10% or $90,000, payment of legal fees of $22,500, and payment of $10,500 for due diligence fees, resulting in net proceeds to MJHI of $777,000. MJHI also agreed to pay a commitment fee of $750,000 payable by issuance of 1,200,000 shares of restricted common stock and 3,000,000 warrants that are exercisable at $0.38 per share with a three-year term expiring on March 21, 2024. The Notes bear interest at the rate of 12% if paid on or before September 21, 2021. MJHI has the right to extend the Notes for an additional six months at an interest rate of 15%, in which case the Notes would be due March 21, 2022. The Notes are secured by all assets of the Company.

The initial interest accrual aggregating $54,000 for six months is earned on March 22, 2021 and is payable in monthly installments of $9,000 on the first of each month with the first payment due on April 1, 2021.

In the event of default, the remaining principal amount of the Notes plus all accrued interest plus any other fees due under the terms of the Notes may be converted at the sole election of the Note holders into restricted common stock of MJHI at a 90% of the market price for the MJHI shares at the time of conversion. The 10% discount may increase in the event of certain events that trigger adjustments in the conversion price, such as a suspension of trading, loss of DTC eligibility, and similar events that may have a negative affect on the market for the Company’s shares. In the event a default is caused by MJHI’s failure to issue conversion shares, a delisting of common stock, failure to comply with the Exchange Act, cessations of trading, the unavailability of Rule 144, and similar events, in addition to the remaining principal, interest and fees, MJHI will also be obligated to repay default fees equal to 100% of the remaining principal, interest and fees (the “Default Fees”). The Default Fees are also convertible into shares of restricted common stock at 90% (subject to further adjustments) of the market price of the shares at the time of conversion, but not less than $0.05 per share. In the event there is a balance of the Default Fees remaining after conversion at not less than $0.05 per share, the remaining amount will remain as a secured note balance owing from MJHI to the Holders.

Item 2.03	Creation of a Direct Financial Obligation.

The disclosure in Item 1.01 of this Form 8-K is incorporated into this Item 2.03 by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The disclosure in Item 1.01 of this Form 8-K is incorporated into this Item 3.02 by reference. The issuance of the Notes, the Commitment Fee Shares and the Warrants was made in reliance on the exemption provided by Section 4(a)(2) of the Securities Act for the offer and sale of securities not involving a public offering. The Company’s reliance upon Section 4(a)(2) of the Securities Act in issuing the securities was based on the following factors: (a) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (b) there were only two buyers; (c) there were no contemporaneous public offerings of securities by MJHI; (c) the negotiations for the issuance of the securities took place directly between MJHI and the buyers; and (d) the recipients of the securities are accredited investors as that term is defined in Regulation D adopted under the Securities Act.

Item 9.01	Financial Statements and Exhibits.

Exhibit Number	Description

10.1	Securities Purchase Agreement

10.2	Promissory Note

10.3	Warrant

10.4	Security Agreement

10.5	Securities Purchase Agreement

10.6	Promissory Note

10.7	Warrant

10.8	Security Agreement

SIGNATURES

Pursuant to the requirement of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MJ Harvest, Inc

/s/ Patrick Bilton March 26, 2021
By: Patrick Bilton Date
Its: Chief Executive Officer